EXHIBIT 10.2
THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 29th day of December, 2008 (the “Agreement”), is entered into by and between HEALTH CARE REIT, INC., a Delaware corporation, (the “Corporation”), and RAYMOND W. BRAUN (the “Executive”).
          WHEREAS, the Corporation and the Executive entered into an Employment Agreement, effective as of January 1, 1997;
          WHEREAS, the Corporation and the Executive entered into an Amended and Restated Employment Agreement, effective as of January 1, 2000;
          WHEREAS, the Corporation and the Executive entered into a Second Amended and Restated Employment Agreement, effective as of January 1, 2004;
          WHEREAS, the Compensation Committee of the Corporation’s Board of Directors has approved certain modifications to the terms of such Second Amended and Restated Employment Agreement solely for purposes of compliance with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the rules and regulations promulgated thereunder; and
          WHEREAS, the Corporation wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Corporation for such period upon the terms and conditions set forth in this Agreement, which is effective as of January 1, 2009.
          NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:
     1. EMPLOYMENT
          The Corporation hereby agrees to employ the Executive as the Corporation’s President and Chief Financial Officer, upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve as the Corporation’s President and Chief Financial Officer, and to perform the duties and functions customarily performed by the President and Chief Financial Officer of a publicly traded corporation during the term of this Agreement. In such capacity, the Executive shall report only to the Corporation’s Chief Executive Officer (“CEO”), and shall have the powers and responsibilities set forth in Article IV of the Corporation’s By-Laws as well as such additional powers and responsibilities consistent with his position as the CEO may assign to him.
          Throughout the term of this Agreement, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation.

     2. TERM OF AGREEMENT
          The current term of employment under this Agreement shall expire on January 31, 2009. Upon the expiration of such term, the term of employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, unless either party shall give at least six (6) months advance written notice to the other of his or its intention that this Agreement shall terminate upon the expiration of the current term or the then current renewal term, as the case may be.
          Notwithstanding the foregoing, the Corporation shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 5 below, if the Executive (i) becomes disabled as described in Section 5(b), (ii) is terminated for Cause, as defined in Section 5(c), or (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 5(d).
     3. SALARY AND BONUS
          The Executive shall receive a base salary during the term of this Agreement at a rate of not less than $285,402 per annum for 2004, and at a rate of not less than $285,402 per annum for subsequent years, payable in substantially equal semi-monthly installments. The Compensation Committee of the Board shall consult with the CEO and review the Executive’s base salary at annual intervals, and may adjust the Executive’s annual base salary from time to time as the Committee deems to be appropriate.
          The Executive shall also be eligible to receive an annual bonus from the Corporation each year during the term of this Agreement, with the actual amount of such bonus to be determined by the Compensation Committee of the Corporation’s Board, using such performance measures as the Committee deems to be appropriate. Such bonus, if any, shall be paid to the Executive no later than sixty (60) days after the end of the year to which the bonus relates.
     4. ADDITIONAL COMPENSATION AND BENEFITS
          The Executive shall receive the following additional compensation and welfare and fringe benefits during the term of the Agreement:
     (a) Stock Options and Other Long-Term Incentives. The Executive has been granted incentive stock options, nonstatutory stock options and shares of restricted stock pursuant to the terms of the Corporation’s 1995 Stock Incentive Plan. During the remaining term of the Agreement, any additional stock options, restricted stock or other awards under the 1995 Stock Incentive Plan shall be at the discretion of the Compensation Committee of the Corporation’s Board.
     (b) Health Insurance. The Corporation shall provide the Executive and his dependents with health insurance, life insurance and disability coverage on terms no less favorable than that from time to time made available to other key employees.

     (c) Vacation. The Executive shall be entitled to up to three (3) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.
     (d) Business Expenses. The Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.
     (e) Business Clubs. The Corporation shall pay all initiation fees and dues charged by up to one (1) dining club, country club, athletic club, or similar organization of which the Executive is a member or desires to become a member.
          In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Corporation as are generally applicable to other key employees, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.
     5. PAYMENTS UPON TERMINATION
          (a) Involuntary Termination. If the Executive’s employment is involuntarily terminated by the Corporation during the term of this Agreement, the Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. Such payments shall be made to the Executive within sixty (60) days following the date of involuntary termination. The Executive shall also receive any nonforfeitable benefits payable to him under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.
          If the termination is not a termination for Cause, as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive’s death or disability, then the Corporation shall also be obligated to make a lump sum severance payment to the Executive equal to the present value of a series of monthly severance payments for each month during the remaining term of this Agreement, but not less than twelve (12) months (the “Severance Period”), each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect on the date of termination, and (ii) the greater of (A) the annual bonus paid to the Executive for the last fiscal year preceding the termination date or (B) a minimum bonus equal to fifty-five percent (55%) of his annual base salary. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) on the date of involuntary termination. Such lump sum payment shall be made to the Executive within sixty (60) days following the date of such involuntary termination and shall be in the form of a bank cashier’s check. If the Executive obtains a replacement position with any new employer (including a position as an officer, employee, consultant, or agent, or self-employment as a partner or sole proprietor), the Executive shall be obligated to repay to the Corporation an amount equal to all amounts the Executive receives as compensation for services performed during the Severance Period; provided however, that the aggregate repayment obligation shall not exceed the amount of the lump sum payment under this paragraph (a). The Executive shall be under no duty to mitigate the amounts owed to him under this paragraph (a) by seeking such a replacement position.
          In addition, if the termination is not a termination for Cause as described in paragraph (c), a voluntary termination by the Executive as described in paragraph (d), or a result of the Executive’s death or disability, then:
     (i) Any stock options, restricted stock or other awards granted to the Executive under the Corporation’s 1995 Stock Incentive Plan shall become fully vested and, in the case of stock options, exercisable in full; and
     (ii) The Executive shall be provided continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination for the remaining term of the Agreement (but not less than six (6) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Code, if the Executive elected such coverage and paid the applicable premiums), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
          (b) Disability. The Corporation shall be entitled to terminate the Executive’s employment if the Board determines that the Executive has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such involuntary termination, the Executive shall be entitled to receive his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the termination date. Such payments shall be made to the Executive within sixty (60) days following the date of involuntary termination. In addition, the Corporation shall make a series of monthly disability payments to Executive, each equal to one-twelfth (1/12th) of the sum of (i) his annual base salary, as in effect at the time Executive became permanently disabled, and (ii) the greater of (A) the annual bonus paid to the Executive for the last fiscal year preceding the date of disability or (B) a minimum bonus equal to fifty-five percent (55%) of the Executive’s annual base salary. Payment of such disability benefit shall be paid in accordance with the Corporation’s normal payroll practices, shall commence with the month following the month in which the involuntary termination occurs and continue each month for the remaining current term of this Agreement (but not less than twelve (12) months), but shall terminate at an earlier date if the Executive returns to active employment, either with the Corporation or otherwise. Any amounts payable under this Section 5(b) shall be reduced by any amounts paid to the Executive under any long-term disability plan or other disability program or insurance policies maintained or provided by the Corporation.

          (c) Termination for Cause. If the Executive’s employment is terminated by the Corporation for Cause, the amount the Executive shall be entitled to receive from the Corporation shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to the fiscal year of the Corporation most recently ended, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation. Such payments shall be made to the Executive within sixty (60) days following the date of termination.
          For purposes of this Agreement, the term “Cause” shall be limited to (i) action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 below; or (ii) the Executive being convicted of a felony; or (iii) the Executive being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder or involving moral turpitude; or (iv) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the Corporation’s CEO (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made on the Executive by the Board of Directors.
          (d) Voluntary Termination by the Executive. If the Executive resigns or otherwise voluntarily terminates his employment before the end of the current term of this Agreement (other than in connection with a Change in Corporate Control, as described in Section 6), the amount the Executive shall be entitled to receive from the Corporation shall be limited to his base salary accrued through the date of termination, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to any fiscal years or other periods preceding the termination date, and any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans of the Corporation. Such payment shall be made to the Executive within sixty (60) days following the date of resignation or voluntary termination.
          For purposes of this paragraph, a resignation by the Executive shall not be deemed to be voluntary if the Executive is (1) assigned to a position other than the President or Chief Financial Officer of the Corporation (other than for Cause or by reason of permanent disability) or assigned duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in the Executive’s authority, duties or responsibilities, or (2) directed to report to anyone other than the Corporation’s CEO if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; provided that the Executive has notified the Corporation within the first ninety (90) days following the initial date of such change in assignment or reporting duties that the Executive regards such change in assignment or reporting duties as grounds justifying resignation under this paragraph and the Corporation has failed to cure such change in assignment or reporting duties within ninety (90) days following its receipt of such notice from the Executive; and provided further that the Executive resigns under this paragraph within one (1) year following the initial existence of a change in assignment or reporting duties described herein.

     6. EFFECT OF CHANGE IN CORPORATE CONTROL
          (a) In the event of a Change in Corporate Control, the vesting of any stock options, restricted stock or other awards granted to the Executive under the terms of the Corporation’s 1995 Stock Incentive Plan shall be accelerated (to the extent permitted by the terms of such Plan) and such awards shall become immediately vested in full and, in the case of stock options, exercisable in full.
          (b) If, at any time during the period of twelve (12) consecutive months following the occurrence of a Change in Corporate Control, and during the term of this Agreement, the Executive is involuntarily terminated (other than for Cause) or elects to voluntarily resign his employment, the Executive shall be entitled to receive a lump sum severance payment equal to the present value of a series of monthly severance payments for twenty-four (24) months, each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect at the time of the Change in Corporate Control, and (ii) the greater of (A) the annual bonus paid to the Executive for the last fiscal year of the Corporation ending prior to the Change in Corporate Control or (B) a minimum bonus equal to fifty-five percent (55%) of his annual base salary. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) on the date of the Change in Corporate Control. Such lump sum payment shall be made to the Executive within sixty (60) days following the date of such involuntary termination or voluntary resignation and shall be in the form of a bank cashier’s check.
          In addition, if the Executive is involuntarily terminated (other than for Cause) or elects to voluntarily resign his employment within twelve (12) months after a Change in Corporate Control, he shall be entitled to continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of his termination, which coverage shall be continued until the expiration of the current term of the Agreement (but not less than six (6) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Code if the Executive elected such coverage and paid the applicable premiums) or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer.
          (c) For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events:
(1) The acquisition in one or more transactions of more than twenty percent (20%) of the Corporation’s outstanding Common Stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended);
(2) Any transfer or sale of substantially all of the assets of the Corporation, or any merger or consolidation of the Corporation into or with another corporation in which the Corporation is not the surviving entity;

(3) Any election of persons to the Board of Directors which causes a majority of the Board of Directors to consist of persons other than “Continuing Directors”. For this purpose, those persons who were members of the Board of Directors on May 1, 1995, shall be “Continuing Directors”. Any person who is nominated for election as a member of the Board after May 1, 1995, shall also be considered a “Continuing Director” for this purpose if, and only if, his or her nomination for election to the Board of Directors is approved or recommended by a majority of the members of the Board (or of the relevant Nominating Committee) and at least five (5) members of the Board are themselves Continuing Directors at the time of such nomination; or
(4) Any person, or group of persons, announces a tender offer for at least twenty percent (20%) of the Corporation’s Common Stock, and the Board of Directors appoints a special committee of the Board to consider the Corporation’s response to such tender offer.
          (d) Notwithstanding anything else in this Agreement, if any payment, accelerated vesting or other benefit provided by the Corporation to the Executive in connection with a Change in Corporate Control, whether paid or payable pursuant to the terms of this Agreement or otherwise (a “Parachute Payment”) is determined to be a parachute payment subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties incurred by the Executive with respect to such excise tax, are referred to as the “Excise Tax”), the Corporation shall make an additional payment (the “Gross-Up Payment”) to the Executive in an amount such that the net amount of the Gross-Up Payment the Executive retains, after payment by the Executive of all taxes imposed upon the Gross-Up Payment, including, without limitation, the Excise Tax and any federal, state or local income taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment, will be equal to the Excise Tax liability imposed upon the Executive with respect to all Parachute Payments (other than the Gross-Up Payment). The Gross-Up Payment shall be paid to the Executive no later than the date the Executive is required to pay the Excise Tax.
     7. DEATH
          If the Executive dies during the term of this Agreement, the Corporation shall pay to the Executive’s estate a lump sum payment equal to the sum of the Executive’s base salary accrued through the date of death, any accrued but unpaid vacation pay, plus any bonuses earned but unpaid with respect to fiscal years or other periods preceding the date of death. In addition, the Corporation shall pay to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing) a lump sum payment equal to the present value of a series of monthly payments for each month during the remaining term of the Agreement (but not less than twelve (12) months), each in an amount equal to one-twelfth (1/12th) of the sum of (i) the Executive’s annual base salary, as in effect on the date of death, and (ii) the greater of (A) the annual bonus paid to the Executive for the last fiscal year preceding the date of death or (B) a minimum bonus equal to fifty-five percent (55%) of the Executive’s annual base salary. Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) for the date of death. Both the lump sum payment to the Executive’s estate and the lump sum payment to the Executive’s surviving spouse (or other designated beneficiary) shall be paid within sixty (60) days following the date of the Executive’s death. In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation, life insurance or other employee benefit plan maintained by the Corporation shall be paid to the beneficiary designated by the Executive, and the stock options, restricted stock or other awards held by the Executive under the Corporation’s stock plans shall become fully vested, and, in the case of stock options, exercisable in full, in accordance with the terms of the applicable plan or plans.
     8. WITHHOLDING
          The Corporation shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.
     9. PROTECTION OF CONFIDENTIAL INFORMATION
          The Executive agrees that he will keep all confidential and proprietary information of the Corporation or relating to its business confidential, and that he will not (except with the Corporation’s prior written consent), while in the employ of the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know.” The Executive shall not make use of any such confidential information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the term of his employment. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.
          The Executive recognizes that because his work for the Corporation may bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.
     10. COVENANT NOT TO COMPETE
          The Executive hereby agrees that he will not, either during the employment term or during the period of one (1) year from the time the Executive’s employment under this Agreement is terminated by him voluntarily, by the Corporation for Cause, or because the Executive chooses not to extend the term of this Agreement, engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of the passive ownership of health care facilities, or passive investing in or lending to health care-related enterprises. The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

          The Executive agrees that he shall not, for a period of one year from the time his employment under this Agreement ceases (for whatever reason), or, if later, during the Severance Period (in the event of an involuntary termination under Section 5(a) or 5(b) of this Agreement) or for a period of twenty-four (24) months after an involuntary termination or voluntary resignation following a Change in Corporate Control under Section 6 of this Agreement, solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant.
     11. INJUNCTIVE RELIEF
          The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.
          It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.
     12. NOTICES
          All notices or communications hereunder shall be in writing and sent certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Corporation:
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604
Attention: Corporate Secretary
If to the Executive:
Raymond W. Braun
543 Troon Rd.
Holland, OH 43528

The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.
     13. SEPARABILITY
          If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     14. ASSIGNMENT
          This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.
     15. ENTIRE AGREEMENT
          This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.
     16. SECTION 409A COMPLIANCE
          This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) with the Corporation and all entities treated as a single employer with the Corporation under Sections 414(b) and (c) of the Code but substituting a 50% ownership level for the 80% ownership level set forth therein). Notwithstanding any other provision in this Agreement, if the Executive is a “Specified Employee” (as defined Treasury Regulation Section 1.409A-1(i) on December 31st of the prior calendar year), as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, together with interest at an annual rate equal to the interest rate specified by KeyBank for a six-month certificate of deposit, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing). Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
     17. GOVERNING LAW
          This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.
          IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

Attest:	HEALTH CARE REIT, INC.

/s/ Erin C. Ibele	By:	/s/ Jeffrey H. Miller

Erin C. Ibele, Senior Vice President-		Jeffrey H. Miller, Executive Vice
Administration and Corporate Secretary		President and General Counsel

Witness:	EXECUTIVE:

/s/ Rita Rogge	/s/ Raymond W. Braun

Raymond W. Braun